EXHIBIT 4.3

NATUS MEDICAL INCORPORATED

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of this 14th day of February 2003, by and among NATUS MEDICAL INCORPORATED, a Delaware corporation (the “Company”), and PERRY CORP., a New York corporation (the “Investor”).

RECITALS

WHEREAS, the Investor currently owns 27% of the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and

WHEREAS, the Investor wishes to purchase from a third party an additional One Million (1,000,000) shares of Common Stock, representing approximately an additional 6% of the outstanding shares of Common Stock (the “Subject Shares”); and

WHEREAS, the Investor would be deemed an “Acquiring Person” under that certain Preferred Stock Rights Agreement dated as of September 4, 2002, as amended, between the Company and EquiServe Trust Company, N.A., as Rights Agent (the “Shareholder Rights Plan”), if it purchases the Subject Shares; and

WHEREAS, pursuant to a certain Non-Disclosure Agreement entered into by and between the Investor and the Company, dated October 14, 2002 (the “NDA”), the Investor may not buy, sell or otherwise trade securities of the Company until the Company’s 2002 earnings information is released, and such earnings information has not yet been released; and

WHEREAS, the Company wishes to allow the Investor to acquire the Subject Shares;

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

AGREEMENT

1. Amendment of Shareholders’ Rights Plan.

The Company agrees to amend the Shareholder Rights Plan, subject to the terms of this Agreement, so as to permit the Investor to acquire the Subject Shares without becoming an “Acquiring Person” under the Shareholder Rights Plan.

2. Waiver of NDA.

The parties hereto agree that nothing contained in the NDA shall prohibit, limit or impose conditions on the purchase by Investor of the Subject Shares.

3. Transfer of Shares.

(a) Termination of Limitations. In the event Investor sells, transfers or otherwise conveys any or all of the Subject Shares (i) in a market transaction, or

(ii) to a person or entity who owns less than 5% of the Company’s voting capital stock before such transfer and will not be deemed an “acquiring person” pursuant to the Shareholder Rights Plan after such transfer, then the transferred Subject Shares will not be subject to this Agreement and, among other things, shall not be required to bear the Legend set forth in Section 5 hereof.

(b) Deemed Retention of Subject Shares. Until such time as Investor no longer owns in excess of Four Million Three Hundred Forty-Eight Thousand Four Hundred (4,348,400) shares (subject to adjustment for stock splits, dividends and the like) (“Investor Shares”), and even if Investor sells or otherwise transfers a portion of the Subject Shares, any shares of Common Stock held by Investor in excess of the number of Investor Shares shall be deemed to be Subject Shares for purposes of this Agreement.

4. Voting.

(a) Proportional Voting. Subject to the provisions of subsection (b) below, so long as the Investor holds or beneficially owns more than 29% of the outstanding Common Stock, it shall vote the Subject Shares in the same manner and in proportion to all other shares of Common Stock present at each annual or special meeting. By way of illustration, if 80% of the shares of Common Stock (exclusive of all of the Investor Shares) are present at a meeting of shareholders and if 60% of the shares of Common Stock vote in favor of a proposal, 16% vote against and 4% abstain, then 75% of the Subject Shares shall be voted in favor of the proposal, 20% against and 5% of the Subject Shares shall abstain from voting on the proposal.

(c) Voting With Management. For a period of one year from the date hereof, the Investor will vote all Investor Shares in accordance with the recommendation of the Board of Directors of the Company (the “Board of Directors”) as reflected in any Company proxy or information statement in connection with such vote. Investor will give irrevocable instructions to each broker holding shares of the Common Stock in an account for the benefit of Investor or its affiliates that shall remain in effect until the first anniversary of this Agreement. The irrevocable instructions shall direct the broker to vote the shares of Common Stock held in such accounts on all matters put before the Company’s stockholders in accordance with the recommendations of the Board of Directors.

(d) Proxy. Investor agrees to deliver to the Company a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Subject Shares. The Company acknowledges and agrees that Investor will purchase the Subject Shares in street name and, at its earliest opportunity, will convert them to certificate form, bearing the Legend (as defined below), registered to Investor. The Company shall require the Transfer Agent to expedite the issuance of share certificates representing Subject Shares. Promptly following re-registration of the Subject Shares in the name of Investor, Investor shall deliver the Proxy to the Company.

(e) Deemed Voting. In the event the Investor does not vote the Investor Shares or the Subject Shares, as the case may be, in accordance with this Agreement, the vote of any shares voted in contravention of this Agreement shall be null and void and such shares shall be deemed to have been voted in accordance with the terms of this Agreement.

(e) Further Assurances. If Investor fails to vote the Subject Shares or, with respect to Section 4(b) hereof, all shares of Common Stock held by it strictly in accordance with the provisions of this Section 4, Investor agrees to take, at its own expense, any additional steps deemed necessary by the Company to effect and to assure compliance with the provisions of this Section 4.

5. Legend.

(a) Investor agrees that the Company shall be entitled to impose on any and allcertificates representing Subject Shares (and that Investor shall hold all Subject Shares in certificated form) the following restrictive legend (the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT DATED AS OF FEBRUARY 14, 2003, WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

(b) Subject to Section 3 hereof, Investor agrees that, during the term of this Agreement, it shall not have the right to cause to be removed (upon registration of transfer, reissuance or otherwise) any Legend from any certificate representing Subject Shares and that it consents to the imposition of the Legend on any new certificate issued (upon registration of transfer, reissuance or otherwise) to represent the Subject Shares theretofore represented by a certificate carrying the Legend. The Company shall cause the Transfer Agent to remove such Legend upon the occurrence of an event that constitutes a termination of limitations under Section 3(a) hereof.

6. Representations and Warranties of Investor and the Company. Investor (i) is the beneficial owner of the Investor Shares (other than the Subject Shares) set forth on the signature page hereto, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances, and (ii) does not beneficially own any securities of the Company other than the Investor Shares set forth on the signature page hereto. Each of Investor and the Company has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy. The Company certifies that the number of shares of Common Stock outstanding as of February 13, 2003 is 16,328,033.

7. Termination.

a. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(i) the date that theInvestor owns a number of shares of Common Stock that is equal to or less than the number of the Investor Shares and upon which date the Investor provides notice to the Company of such fact;

(ii) the date of the closing of a sale, lease, or other disposition of all or substantially all of the Company’s assets or the Company’s merger into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power (determined on an as-converted basis) of the corporation or other entity surviving such transaction; or

(iii) the date that is the 10 year anniversary of the execution of this Agreement; or

(iv) the date as of which the parties hereto terminate this Agreement by written consent of both parties.

b. Upon termination, the Company shall promptly remove any Legend on any Subject Shares following a request therefore from the Investor or any other holder of such Shares.

8. Miscellaneous.

(a) Governing Law. This Agreement shall be governed and construed under the laws of the State of Delaware, and shall be binding upon the parties hereto in the United States and worldwide. The federal and state courts in the State of Delaware sitting in New Castle County shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement and the Investor consents to personal jurisdiction in such courts.

(b) Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, administrators, executors and other legal representatives; however, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned to any party other than their respective heirs, successors, administrators, executors and other legal representatives by either of the parties hereto without prior written consent of the other party hereto.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

(e) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(f) Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(g) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Investor set forth in this Agreement and the Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Company at law or in equity.

(h) Notices. Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same by hand delivery (including by a nationally recognized overnight carrier) or by fax. Such notice shall be deemed received on the date on which it is delivered to the party or faxed (with confirmation received). For purposes of notice, the addresses of the parties shall be:

If to Company: Natus Medical Incorporated

1501 Industrial Road

San Carlos, CA 94070

Attention: Mark E. Foster, General Counsel

Telephone: (650) 802-0400

Facsimile:  (650) 802-0401

With a copy to: Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Robert P. Latta, Esq.

Telephone: (650) 493-9300

Facsimile: (650) 493-6811

If to Investor: Perry Corp.

599 Lexington Avenue, 36th Floor

New York, NY 10022

Attention:

Telephone: (212) 583-4100

Facsimile: (212) 583-4125

With a copy to: Willkie Farr & Gallagher

787 Seventh Avenue

New York, NY 10019-6099

Attention: Michael A. Schwartz

Telephone: (212) 728-8000

Facsimile: (212) 728-9267

(i) Attorney’s Fees and Expenses. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against a party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). In addition, the Investor agrees to pay the reasonable fees and costs of the Company’s legal fees incurred (to a maximum of $10,000) in connection with the negotiation and preparation of this agreement and the amendment of the Shareholder Rights Plan.

(j) No Third-Party Beneficiaries. Neither this Agreement nor the Proxy are intended to confer upon any other person any rights or remedies hereunder or thereunder.

(k) Entire Agreement. This Agreement and the Proxy constitute the full, final and entire understanding and agreement between the parties with regard to the subject matter hereof and, other than as expressly set forth in this Agreement and the Proxy, supercede all previous communications, negotiations, warranties, representations, covenants or agreements with respect to such subject matter, whether oral or written. This agreement may not be modified or amended except in writing by the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY BLANK—SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this VOTING AGREEMENT as of the date first above written.

NATUS MEDICAL INCORPORATED

By:	/s/ Tim C. Johnson
Name: Tim C. Johnson
Title: President and Chief Executive Officer

PERRY CORP.

By:	/s/ Richard Perry
Name: Richard Perry
Title: President

4,348,400 shares of the Company Common Stock beneficially owned by Investor.

VOTING AGREEMENT

EXHIBIT A

FORM OF

IRREVOCABLE PROXY

Perry Corp. (“Investor”), a securityholder of Natus Medical Incorporated, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the Chief Executive Officer and President and Chief Financial Officer of the Company, and each of them, as the sole and exclusive attorneys and proxies of Investor, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that Investor is entitled to do so) with respect to all of the Subject Shares (as defined in the Voting Agreement referred to below) of capital stock of the Company that now are or hereafter may be beneficially owned by Investor, and any and all other shares or equity securities of the Company issued or issuable in respect thereof on or after the date hereof (in this Proxy, collectively the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by Investor as of the date of this Proxy are listed on the final page of this Proxy. Upon Investor’s execution of this Proxy, any and all prior proxies given by Investor with respect to any Shares are hereby revoked and Investor agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and to secure the obligations of Stockholder thereunder, is granted pursuant to that certain Voting Agreement of even date herewith by and between the Company and Investor (the “Voting Agreement”), and is granted in consideration of the Company entering into the Voting Agreement and carrying out its obligations thereunder. As used herein, the term “Expiration Date” shall mean the earliest to occur of:

the date that the Investor owns a number of shares of Common Stock of the Company equal to or less than the number of the Investor Shares and upon which date the Investor provides notice to the Company of such fact;

the date of the closing of a sale, lease, or other disposition of all or substantially all of the Company’s assets or the Company’s merger into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power (determined on an as-converted basis) of the corporation or other entity surviving such transaction;

the date that is the 10 year anniversary of the execution of the Proxy; or

the date as of which the parties hereto terminate this Proxy by written consent of both parties.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Investor, at any time prior to the Expiration Date, to act as Investor’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company, and in every written consent in lieu of such meeting, in the manner that Investor is required so to do in Section 4 of the Voting Agreement.

The attorneys and proxies named above may not exercise this Proxy on any matter except as provided in Section 4 of the Voting Agreement. Investor may vote the Shares on all other matters as Investor determines appropriate.

Any authority granted by Investor hereunder shall be binding upon the successors and assigns of Investor.

This Proxy is irrevocable (to the fullest extent permitted by applicable law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: February 14, 2003

PERRY CORP.

By:
Name:
Title:

4,348,400 shares of the Company Common Stock beneficially owned by Investor.

Signature Page of Irrevocable Proxy

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